Newell Rubbermaid Announces Retirement
of William Marohn; Michael Cowhig Elected Chairman

ATLANTA, February 11, 2010 – Newell Rubbermaid (NYSE: NWL) today announced that Michael T. Cowhig has been elected chairman of the company’s board of directors, succeeding William D. Marohn, who served as chairman since 2004. Marohn originally became a director in connection with the company’s acquisition of Rubbermaid in 1999. He will continue to serve as a director until the company’s annual meeting in May, when he will retire pursuant to the mandatory retirement provision in the company’s corporate governance guidelines.

“Bill Marohn has provided extraordinary leadership during a time of significant transformation at Newell Rubbermaid, and we are enormously thankful for his service to our company and board,” said Mark Ketchum, President and Chief Executive Officer of Newell Rubbermaid. “Mike Cowhig is an excellent choice to continue this legacy of positive change, having made astute assessments of the business in his five years on the board, backed up by a strong track record of proven leadership ability and business success in his career at Gillette.”

“Newell Rubbermaid has made huge progress in its transformation into a consumer-driven innovation and brand building company,” said Marohn. “I am proud to have served this outstanding organization and I wish Mike Cowhig, and everyone at Newell Rubbermaid, continued success.”

Commenting on his appointment, Cowhig said, “I enthusiastically accept this expanded role at a time when Newell Rubbermaid is gaining momentum. The board and I are confident that the company will continue to make strong progress in its journey of transformation.”

Cowhig, age 63, has been a Newell Rubbermaid director since 2005. He had a distinguished 38-year career at Gillette, serving in senior roles in global manufacturing, supply chain, technical operations and business development. After the company was acquired by Procter & Gamble, he was President, Global Technical and Manufacturing for the Gillette Global Business Unit until his retirement in 2006.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell Vice President, Investor Relations +1 (770) 418-7723	David Doolittle Vice President, Corporate Communications +1 (770) 418-7519

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